Exhibit 10.11

Framework Assignment and License Agreement

FRAMEWORK ASSIGNMENT AND LICENSE AGREEMENT

Volvo Car Corporation

and

Polestar New Energy Vehicle Co. Ltd.

Assignment of and license to technology related to Polestar Vehicles

Framework Assignment and License Agreement

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	SCOPE OF THE AGREEMENT	5
3.	LICENSE GRANT	7
4.	ASSIGNMENT	9
5.	INTELLECTUAL PROPERTY RIGHTS	10
6.	FEE, PAYMENT TERMS, ETC.	12
7.	AUDITS	12
8.	DELIVERY AND ACCEPTANCE	13
9.	DELAYS, DEFECTS ETC.	13
10.	WARRANTIES	14
11.	INDEMNIFICATION	15
12.	LIMITATION OF LIABILITY	16
13.	GOVERNANCE AND CHANGES	17
14.	CONFIDENTIAL INFORMATION	18
15.	TERM AND TERMINATION	19
16.	MISCELLANEOUS	20
17.	GOVERNING LAW	23
18.	DISPUTE RESOLUTION	23

SCHEDULES

Schedule 1—Template Car Model Assignment and License Agreement

Framework Assignment and License Agreement	1 (25)

This FRAMEWORK ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into on 31 October 2018 and made between:

(1)	Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”); and

(2)	Polestar New Energy Vehicle Co. Ltd., Reg. no. 91510100MA6BX1H33P, a limited liability company incorporated under the laws of People’s Republic of China (“Polestar”).

Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.	Volvo Cars is an experienced manufacturer of Volvo branded cars.

B.	Polestar is a manufacturer of Polestar branded high-end electric performance cars.

C.

The Parties have agreed that Volvo Cars shall, to some extent based on Volvo IP (as defined in Section 1 below), develop and deliver to Polestar certain technology related to Polestar Vehicles (as defined in Section 1 below).

D.

The Parties have further agreed that the Volvo Technology (as defined in Section 1 below) shall be the sole property of Volvo Cars. Volvo Cars shall grant Polestar certain rights to use the Volvo Technology but also assign to Polestar the Polestar Technology (as defined in Section 1 below). Polestar shall automatically grant Volvo Cars a grant-back license to use such parts of Polestar Technology that are Common Polestar Technology (as defined in Section 1 below).

E.

Moreover, the Parties have agreed that the license rights to the Volvo Technology shall be granted to Polestar to the extent so agreed in, and in accordance with, each separate Car Model Assignment and License Agreements (as defined in Section 1 below). The Parties have also agreed that the rights to the Polestar Technology shall be assigned to Polestar and the license rights to the Common Polestar Technology shall be granted to Volvo Cars to such extent and in accordance to what is agreed in each separate Car Model Assignment and License Agreement.

F.	In light of the foregoing, the Parties have agreed to execute this Agreement.

1.	DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

“Affiliate” means

(a)	for Polestar, any of the below legal entities (other than Polestar) and any other legal entity that, directly or indirectly, is controlled (individually or jointly) by:

(i)	Polestar Automotive (Shanghai) Co., Ltd;

(ii)	Polestar New Energy Vehicle Co., Ltd.;

Framework Assignment and License Agreement	2 (25)

(iii)	Polestar Holding AB; or

(iv)	Polestar Performance AB; and

(b)	for Volvo Cars, Volvo Car AB and any other legal entity that, directly or indirectly, is controlled by Volvo Car AB;

“control” for this purpose meaning ownership or control of at least fifty per cent (50%) of the voting stock, partnership interest or other ownership interest of such legal entity. The Parties, however, agree to renegotiate this definition of “Affiliate” in good faith if it in the future does not reflect the Parties’ intention at the time of signing this Agreement due to a restructuring or reorganisation in relation to either of the Parties.

“Agreement” means this Framework Assignment and License Agreement including all of its Schedules and their Appendices as amended from time to time.

“Appendix” means the appendices to the Schedules.

“Background IP” means the Intellectual Property Rights either;

(a)	owned by either of the Parties; or

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Agreement, and any Intellectual Property Rights developed independently of this Agreement.

“Car Model Assignment and License Agreement” means the car model assignment and license agreements, including its Appendices, entered into between the Parties (in accordance with the intention of the Parties as further described in Schedule 1, Template Car Model Assignment and License Agreement) under which licenses and assignments shall be called off in relation to a Polestar Vehicle, in accordance with what is set out in this Agreement.

“Common Polestar Technology” means such Polestar Technology, which is specified as Common Polestar Technology in Appendix 1.1 to an executed Car Model Assignment and License Agreement, and which automatically, upon the assignment to Polestar, shall be licensed back to Volvo Cars.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement.

“Data Room” means (if applicable) the information sharing platform agreed to be used between the Parties for making available the information regarding the Volvo Technology and/or the Polestar Technology to Polestar.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

Framework Assignment and License Agreement	3 (25)

“Fee” means the fee to be paid by either Party to the other Party hereunder in accordance with what is set out in each Car Model Assignment and License Agreement.

“Force Majeure Event” shall have the meaning set out in Section 16.1.1 below.

“Gates” means the dates agreed between the Parties, and which shall be based on VPDS, when the Volvo Technology and/or the Polestar Technology, or parts thereof, shall have been delivered to and accepted by Polestar, and which shall, unless otherwise stated in an executed Car Model Assignment and License Agreement, be Program Start (PS), Final Data Judgement (FDJ), Launch Readiness (LR), Launch Sign-off (LS) and Final Status Report (FSR), all described in the VPDS.

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Agreement.

“Intellectual Property Rights” means Patents, Non-patented IP, Know-How and rights in Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

“Jobl” means in relation to each executed Car Model Assignment and License Agreement and relevant Polestar Vehicle, the date on which the production of the Polestar Vehicle covered by an executed Car Model Assignment and License Agreement starts.

“Jobl+90” means in relation to each executed Car Model Assignment and License Agreement and relevant Polestar Vehicle, the date of Final Status Report (FSR), which follows from VPDS and which will take place 90 days after Jobl.

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Agreement.

“Other Polestar Branded Vehicles” means Polestar branded vehicle models other than the Polestar Vehicle.

“Patent” means any patent, patent application, or utility model, whether filed before, on or after the execution of this Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

“Polestar Supplier License Technology” means the Polestar Technology which is owned by a Third Party and licensed to Volvo Cars, and which license shall be assigned to Polestar, under an executed Car Model Assignment and License Agreement.

Framework Assignment and License Agreement	4 (25)

“Polestar Technology” means the Volvo IP that shall be assigned to Polestar under an executed Car Model Assignment and License Agreement, and which is:

(a)	specified as Polestar Technology in Appendix 1.1 to such Car Model Assignment and License Agreement or

(b)

the result of the activities performed by Volvo Cars on such technology specified as Polestar Technology in Appendix 1.1 in relation to the specification set forth in Appendix 1 to such Car Model Assignment and License Agreement (if any), including but not limited to drawings, specifications, calculations, protocols (including test protocols) and any similar deliverables normally produced in relation to such activities.

“Polestar Vehicle” means in relation to each executed Car Model Assignment and License Agreement, the Polestar branded vehicle model which is covered by such relevant Car Model Assignment and License Agreement.

“PS Unique Volvo Technology” means such Volvo Technology which is specified as PS Unique Volvo Technology in Appendix 1.1 to an executed Car Model Assignment and License Agreement, and which is licensed exclusively to Polestar.

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

“Schedule” means the schedules to this Agreement.

“Steering Committee” means the first level governance forum established by the Parties for handling the cooperation between the Parties in respect of various matters.

“Strategic Board” means the highest level governance forum established by the Parties for handling the cooperation between the Parties in respect of various matters.

“Territory” means all countries in the world.

“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Agreement.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against third parties.

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

The right to “have made” is the right of the Parties in their capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for the Parties and does not include the right to grant sub-licenses to another person to make for such person’s own use or use other than for the Parties.

Framework Assignment and License Agreement	5 (25)

“Volvo IP” means Know-How, Intellectual Property Rights and all other deliverables and/or materials either

(a)

(i) owned by Volvo Cars, or (ii) created, developed or invented by directors, managers, employees or consultants of Volvo Cars (to which Volvo Cars has licensed rights instead of ownership and the right to grant a sub-license), during or prior to the execution of this Agreement or during the term of the Agreement, or

(b)	licensed by Volvo Cars from any Third Party to which Volvo Cars has the right to grant a sub-license and/or to assign such license to Polestar.

“Volvo Technology” means the Volvo IP that shall be licensed to Polestar under an executed Car Model Assignment and License Agreement, and which is

(a)	specified as Volvo Technology in Appendix 1.1 to such Car Model Assignment and License Agreement or

(b)

the result of the activities performed by Volvo Cars under the Car Model Assignment and License Agreement in relation to the specification set forth in Appendix 1 to such Car Model Assignment and License Agreement, including but not limited to drawings, specifications, calculations, protocols (including test protocols) and any similar deliverables normally produced in relation to such activities.

“VPDS” means Volvo Cars’ procedures in development projects, ‘Volvo Product Development System’.

2.	SCOPE OF THE AGREEMENT

2.1	General

2.1.1

By entering into this Agreement, the Parties initiate a co-operation regarding the assignment of and license to certain technology. Volvo Cars, on the one hand, will to Polestar deliver and (i) grant licenses to the Volvo Technology and/or (ii) assign the Polestar Technology, whereas Polestar, on the other hand, will to Volvo Cars deliver and grant licenses to the Common Polestar Technology, in accordance with this Agreement, but however only to the extent set forth in and subject to the execution of one or several Car Model Assignment and License Agreements.

2.1.2

This Agreement sets out the general terms and conditions in relation to the obligations of the Parties hereunder, while each executed Car Model Assignment and License Agreement shall set out the specific terms in relation to each Polestar Vehicle. A template setting out the intended terms and conditions for each such Car Model Assignment and License Agreement is attached hereto as Schedule 1 Template Car Model Assignment and License Agreement.

2.1.3

The Schedules, and each executed Car Model Assignment and License Agreement entered into between the Parties, shall be considered an integral part of this Agreement and any reference to the Agreement shall include the Schedules and the executed Car Model Assignment and License Agreements.

2.2	The Volvo Technology and the Polestar Technology

2.2.1	General

2.2.1.1

Volvo Cars shall, to the extent so agreed in each respective executed Car Model Assignment and License Agreement, on the terms set forth in this Agreement, compile, and if necessary develop, such Volvo IP necessary to deliver and grant licenses to the Volvo Technology, and deliver and assign the Polestar Technology, to Polestar.

Framework Assignment and License Agreement	6 (25)

2.2.1.2

The license to Volvo Technology and the assignment of Polestar Technology shall, in relation to each Polestar Vehicle, include all Volvo IP, which together with relevant Third Party Intellectual Property Rights not included in Volvo IP is reasonably necessary in order to meet the specification set forth in Appendix 1 to such Car Model Assignment and License Agreement. In case any such Third Party Intellectual Property Rights not included in Volvo IP is reasonably necessary in order to meet the specification set forth in Appendix 1 to a Car Model Assignment and License Agreement, Volvo Cars shall indicate that within the frame of the deliverables under the Volvo Technology. Polestar might thus be required to license Intellectual Property Rights and/or purchase components of Third Parties necessary to produce the Polestar Vehicles.

2.2.1.3

To the extent development shall be made in order to achieve the Volvo Technology and/or the Polestar Technology, Volvo Cars shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the work to be performed, including being fully acquainted with Polestar’s specific requirements. For the avoidance of doubt, if any development shall be made in relation to such Polestar Technology to which Volvo Cars has not been granted a license to, pursuant to Section 4.3 or 4.4, the Parties acknowledge that Volvo Cars has a right to use such Polestar Technology to the extent it is reasonably necessary in order to perform the requested development. Volvo Cars shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Agreement and each executed Car Model Assignment and License Agreement. Volvo Cars shall work according to the same standard of care and professionalism that is done in Volvo Cars’ internal development projects. Such standard of care and professionalism, as well as Volvo Cars’ performance of its undertakings under this Agreement and each executed Car Model Assignment and License Agreement, shall however at all times correspond to Industry Standard. It is acknowledged that any development costs built up shall adhere to the principles set forth in this Section 2.2.1.3.

2.2.1.4

Volvo Cars shall ensure that it has sufficient resources to perform its undertakings under this Agreement and each executed Car Model Assignment and License Agreement. Furthermore, Volvo Cars undertakes to ensure that any development of the Volvo Technology and/or the Polestar Technology will not be given lower priority than other Volvo Cars development projects.

Framework Assignment and License Agreement	7 (25)

2.2.1.5	Volvo Cars shall continuously keep Polestar informed of the generated and expected development costs in relation to the Volvo Technology and/or the Polestar Technology.

2.2.2	Limitations

2.2.2.1

The Parties acknowledge and agree that the Volvo Technology and the Polestar Technology might not be described on a detailed basis in the Car Model Assignment and License Agreements and that the details of such technology might not have been finalised at the time of entering into the Car Model Assignment and License Agreements, but that such specifications will be updated as the development progresses up until Job1+90 at the latest.

2.2.2.2

For the avoidance of doubt, Volvo Cars shall not under this Agreement manufacture the Polestar Vehicle, any components of the Volvo Technology or the Polestar Technology, or integrate any such components or the Volvo Technology or the Polestar Technology into Polestar’s production of vehicles.

2.2.2.3

The Parties further acknowledge and agree that, if it is discovered that something has been classified as Volvo Technology under a Car Model Assignment and License Agreement, but which should have been classified as Polestar Technology or Common Polestar Technology, and/or vice versa, the Parties agree to in good faith renegotiate and agree on the reclassification of such technology and any amendment of the Fee to reflect such change. For avoidance of doubt, and as an example, this means that if the Parties agree that certain technology shall be changed from Volvo Technology to Polestar Technology, the terms and conditions herein relating to the latter shall thereafter apply to such technology. If the Parties cannot agree on such a reclassification, the issue shall be escalated in accordance with what is set out in Section 13.1.

3.	LICENSE GRANT

3.1	License grant

3.1.1

Volvo Cars undertakes to, subject to the Parties agreeing to and executing a Car Model Assignment and License Agreement, grant Polestar a license to the Volvo Technology covered by the relevant Car Model Assignment and License Agreement.

3.1.2

Such license shall, exept for what is set out in Section 3.2 below or unless otherwise agreed in each executed Car Model Assignment and License Agreement, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Volvo IP included in the license described hereunder)), non-assignable and give Polestar a right to, within the Territory and only in relation to the relevant Polestar Vehicle;

(a)	Use, in whole or in part, the Volvo Technology covered by the relevant Car Model Assignment and License Agreement and any Volvo Cars’ Background IP necessary to make Use of such Volvo Technology; and

(b)

design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Volvo Technology and the Background IP referred to in (a) above (in whole or in part).

Framework Assignment and License Agreement	8 (25)

3.1.3	Nothing in this Agreement shall be construed as to give Polestar any rights, including but not limited to any license rights (express or implied), to any Volvo IP, except as expressly stated herein.

3.1.4

The license to be granted to Polestar in accordance with Section 3.1.1 and 3.1.2 above shall be fully sub-licensable to Polestar’s Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Volvo Cars, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Volvo Cars is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Volvo Cars shall be free to Use and to grant licenses to Volvo Technology and any Volvo Cars’ Background IP to Volvo Cars’ Affiliates and any Third Parties without prior written consent from Polestar.

3.1.5

Notwithstanding what is stated in Section 3.1.2 regarding a license to Volvo Technology being only granted in relation to the relevant Polestar Vehicle, Polestar shall, at Polestar’s sole discretion, have an option to a license in accordance with Section 3.1.1 and 3.1.2 above (in whole or in part) also in relation to Other Polestar Branded Vehicles on commercially reasonable terms, which (including price) shall be based on the terms of this Agreement and the relevant executed Car Model Assignment and License Agreement. The fee for such license shall inter alia be based on the estimated volumes of such Other Polestar Branded Vehicles to be produced and the extent of Volvo Technology which shall be subject to such a license.

3.2	PS Unique Volvo Technology

3.2.1	Notwithstanding what is set forth in Section 3.1, what is set forth in this Section 3.2 shall apply in relation to PS Unique Volvo Technology.

3.2.2

Any license granted in Section 3.1.2 shall, in relation to PS Unique Volvo Technology, and unless otherwise agreed in each executed Car Model Assignment and License Agreement, be exclusive instead of non-exclusive. As a consequence thereof Volvo Cars shall have no right to make any Use whatsoever of, or to grant any further licenses to, any such PS Unique Volvo Technology. With the exception of what is set out in this Section 3.2, Section 3.1 shall apply to PS Unique Volvo Technology.

3.2.3

In the event Volvo Cars (i) in its sole discretion, determines that the PS Unique Volvo Technology, or parts thereof, shall no longer be PS Unique Volvo Technology but instead be such ordinary Volvo Technology covered only by Section 3.1 above and (ii) reduces the Fee as regards such PS Unique Volvo Technology with fifty per cent (50%) or repays fifty per cent (50%) of the Fee, relating to such part of the PS Unique Volvo Technology, the following shall apply. Such PS Unique Volvo Technology shall immediately, upon Volvo Cars’ reduction or repayment of the Fee, no longer be considered PS Unique Volvo Technology but instead be considered ordinary Volvo Technology and what is set out in Section 3.1 above shall thus apply instead. For the avoidance of doubt, this inter alia implies that such previous exclusive license granted by Volvo Cars to Polestar shall instead become non-exclusive. For avoidance of doubt, Volvo Cars’ right under this Section 3.2.3 may be exercised at any time also after the term of this Agreement.

Framework Assignment and License Agreement	9 (25)

4.	ASSIGNMENT

4.1	Assignment

4.1.1

Volvo Cars undertakes to, subject to the Parties agreeing to and executing a Car Model Assignment and License Agreement and to the limitations in Section 4.2, assign to Polestar the Polestar Technology covered by the relevant Car Model Assignment and License Agreement.

4.1.2

Such assignment shall, unless otherwise agreed in each executed Car Model Assignment and License Agreement, mean that Volvo Cars assigns to Polestar all of its right, title and interest in and to the Polestar Technology covered by the relevant Car Model Assignment and License Agreement together with the goodwill associated thereto and any and all rights of enforcement with respect to such Polestar Technology, including all rights to sue and recover for past infringement thereof, and any and all causes of action related thereto.

4.1.3	Such assignment shall, subject to Section 4.2 below, take effect on the effective date of the relevant Car Model Assignment and License Agreement.

4.2	Limitations in relation to the Polestar Supplier License Technology

4.1.1

Polestar acknowledges that the Polestar Supplier License Technology is owned by Third Parties and that Volvo Cars may not be allowed to assign its rights thereto without consent from such relevant Third Party.

4.1.2

An assignment in accordance with Section 4.1 is thus, in relation to Polestar Supplier License Technology, subject to any limitations which may be applicable to the rights granted to Volvo Cars by the Third Party owning the Intellectual Property Rights to such Polestar Supplier License Technology, and will, notwithstanding what is set out in Section 4.1.3 above, not take effect until Volvo Cars has received the relevant consent from the Third Party, as applicable.

4.1.3

If Volvo Cars has not received the relevant consent from the Third Party within six (6) months from the signing date of the relevant Car Model Assignment and License Agreement, no assignment of such Polestar Supplier License Technology shall occur, nor be considered to have occurred, and the Fee shall be reduced corresponding to the the part of the Fee that relates to the Polestar Supplier License Technology to which Volvo Cars has not received relevant consent in time. If such a reduction is not feasible to determine, it shall be negotiated between the Parties in good faith.

4.3	Grant-back license to Common Polestar Technology

4.3.1

Polestar undertakes to, subject to the Parties agreeing to and executing a Car Model Assignment and License Agreement, grant Volvo Cars a license to the Common Polestar Technology covered by the relevant Car Model Assignment and License Agreement. Said license shall be granted automatically upon the execution of such a Car Model Assignment and License Agreement.

4.3.2

Such license shall, unless otherwise agreed in each executed Car Model Assignment and License Agreement, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Polestar Intellectual Property Rights included in the license hereunder)), non-assignable and give Volvo Cars a right to, within the Territory;

(a)	Use, in whole or in part, such Common Polestar Technology, and/or

(b)	design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using such Common Polestar Technology (in whole or in part).

Framework Assignment and License Agreement	10 (25)

4.3.3

The license to be granted to Volvo Cars in accordance with Section 4.3.1 and 4.3.2 above shall be fully sub-licensable to Volvo Cars’ Affiliates and to any Third Parties, without prior written consent from Polestar. The Parties further agree that Volvo Cars may further develop such licenced Common Polestar Technology, either by itself or together with its Affiliates and/or any Third Parties. For the avoidance of doubt, Polestar shall be free to Use the Common Polestar Technology licenced back to Volvo Cars and to license such Common Polestar Technology to Polestar’s Affiliates and to any Third Parties without prior written consent from Volvo Cars.

4.4	Grant-back license to Polestar Technology not being Common Polestar Technology

4.4.1

In the event Volvo Cars, in its sole discretion, determines that the Polestar Technology not being Common Polestar Technology, or parts thereof, shall be licensed back to Volvo Cars, Polestar automatically, upon Volvo Cars giving Polestar notice that it has determined that such a grant-back license shall be given, grants to Volvo Cars a license to such Polestar Technology. In such a case, Volvo Cars shall either reduce the Fee as regards such Polestar Technology with fifty per cent (50%) or repay fifty per cent (50%) of the Fee, relating to such part of the Polestar Technology. For the avoidance of doubt, Volvo Cars’ right to reduce or repay part of the Fee as set out in this Section 4.4.1 may be exercised at any time also after the term of this Agreement.

4.4.2

Such license shall, unless otherwise agreed in each executed Car Model Assignment and License Agreement, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Polestar Intellectual Property Rights included in the license described hereunder)), non-assignable and give Volvo Cars a right to, within the Territory;

(a)	Use, in whole or in part, such Polestar Technology, and/or

(b)	design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using such Polestar Technology (in whole or in part).

4.4.3

The license to be granted to Volvo Cars in accordance with Section 4.4.1 and 4.4.2 above shall be fully sub-licensable to Volvo Cars’s Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Polestar, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Polestar is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Polestar shall be free to Use the Polestar Technology licensed back to Volvo Cars and to license such Polestar Technology to Polestar’s Affiliates and to any Third Parties without prior written consent from Volvo Cars.

4.5	Third Party assignments

If the rights to any subject matter to which a license is granted under an executed Car Model Assignment and License Agreement is assigned by a Party to any Third Party, such Party shall ensure that said license is binding also upon the Third Party.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	Ownership rights

Other than with regard to Polestar Technology assigned to Polestar, if any, Volvo Cars remains the owner and holder of all Volvo IP, including any Volvo Technology and Volvo Cars’ Background IP, as well as any and all modifications, amendments and improvements thereof. Nothing in this Agreement shall be deemed an assignment of ownership of any Volvo IP, including any Volvo Technology and Volvo Cars’ Background IP, from Volvo Cars to Polestar except as expressly set out herein.

Framework Assignment and License Agreement	11 (25)

5.2	Polestar brand name

5.2.1

For sake of clarity, it is especially noted that this Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind.

5.2.2

This means that this Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

5.3	Volvo brand name

5.3.1

Correspondingly, it is especially noted that this Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

5.3.2

This means that this Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

5.4	Suspected infringement

5.4.1	Either Party shall promptly (upon becoming aware) notify the other Party in writing of:

(a)

any conduct of a Third Party that such Party reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights licensed to such Party hereunder; or

(b)

any allegations made to such Party by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or are a misappropriation of any Intellectual Property Rights of a Third Party.

5.4.2

In the event that a Party has provided the other Party a notification pursuant to Section 5.4.1 above, and the other Party decides not to take any action against the Third Party, the other Party may approve in writing that such Party shall be entitled to itself take action against the Third Party at its own cost. If the other Party approves, it shall provide reasonable assistance to such Party, as requested by such Party at its own expense. If the other Party does not approve to such Party taking such action, the issue should be escalated to the relevant governance forum on high governance level (for the time being the Strategic Board) for decision.

Framework Assignment and License Agreement	12 (25)

5.4.3

For the avoidance of doubt, Volvo Cars has no responsibility in relation to Polestar in the event the Volvo Technology and/or the Polestar Technology is alleged to infringe in any Third Party’s Intellectual Property Rights and as a consequence Volvo Cars has no obligation to defend and hold Polestar harmless from and against any alleged infringements, except as set forth in Section 11.3 below. Likewise, Polestar has no responsibility in relation to Volvo Cars in the event any Polestar Technology licensed back to Volvo Cars hereunder is alleged to infringe in any Third Party’s Intellectual Property Rights and as a consequence Polestar has no obligation to defend and hold Volvo Cars harmless from and against any alleged infringements, except as set forth in Section 11.2.

6.	FEE, PAYMENT TERMS, ETC.

6.1	Fee

The Fee is set out in each executed Car Model Assignment and License Agreement.

6.2	Payment terms

6.2.1

All amounts and payments referred to in this Agreement shall be paid in such currency set forth in each Car Model Assignment and License Agreement, in a timely manner and in accordance with the payment terms set forth in this section 6.2.

6.2.2	All amounts and payments referred to in this Agreement are inclusive of withholding taxes, surcharges and all other taxes that may be applicable, except for VAT.

6.2.3

Any amount invoiced by either of the Parties shall be paid by the other Party within sixty (60) days after receipt of such invoice, provided all necessary permits from authorities, as applicable, have been recieved.

6.2.4

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one (1) month applicable interbank rate, with an addition of two per cent (2%) per annum.

6.2.5	Any paid portion of the Fee is non-refundable, with the exceptions set out in this Agreement.

7.	AUDITS

7.1.1

During the term of this Agreement, Polestar shall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars’ books and records related to the Volvo Technology and the Polestar Technology and the premises where the work to finalise the Volvo Technology and the Polestar Technology is carried out, in order to conduct quality controls and otherwise verify the statements rendered in this Agreement.

7.1.2

Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Volvo Cars or the Volvo Technology and/or the Polestar Technology do not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations. Volvo Cars shall, upon notice from Polestar, take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to relevant governance forum on high governance level (for the time being the Strategic Board).

Framework Assignment and License Agreement	13 (25)

8.	DELIVERY AND ACCEPTANCE

8.1.

Volvo Cars shall provide the Volvo Technology and the Polestar Technology, covered by the relevant Car Model Assignment and License Agreement, (or if not finalised, any part of the Volvo Technology and the Polestar Technology that has been finalised) to Polestar at the Gates or otherwise promptly after any part of the Volvo Technology and/or the Polestar Technology has been finalised.

8.2.

The Volvo Technology and the Polestar Technology (or finalised part thereof) in question shall be provided by Volvo Cars to Polestar by electronically loading files with the relevant information into a Data Room agreed upon (if applicable) and otherwise provided as agreed between the Parties e.g. through knowledge transfer meetings.

8.3

Delivery of any Volvo Technology and/or Polestar Technology (or parts thereof), covered by a relevant Car Model Assignment and License Agreement, occurs when the delivery at the respective Gates meets the requirements for that Gate set out in the relevant Car Model Assignment and License Agreement, however subject to Section 9.2.1 and that Polestar has accepted such delivery in accordance with what is set out below in this Section 8.

8.4

Polestar shall accept the delivery of the Volvo Technology and the Polestar Technology, and parts thereof, at the respective Gates, unless the Volvo Technology and/or the Polestar Technology upon delivery at that Gate deviates from the requirements set forth in the relevant executed Car Model Assignment and License Agreement.

8.5

Polestar shall, in relation to each executed Car Model Assignment and License Agreement and the relevant Polestar Vehicle, give its final acceptance of the delivered Volvo Technology and/or Polestar Technology on Jobl+90, at the latest.

8.6

If the Volvo Technology and the Polestar Technology has been delivered in accordance with this Section 8, but Polestar has not accepted the delivery in time (i.e. at the Gates or as agreed in each Car Model Assignment and License Agreement) nor objected to the delivery due to it deviating from what is set out in Section 9.2.1, the delivery shall be deemed accepted by Polestar.

8.7

For the avoidance of doubt, no delivery of the Common Polestar Technology shall be made by Polestar to Volvo Cars, and no acceptance shall hence be made by Volvo Cars of the Common Polestar Technology, since the Common Polestar Technology will continue to be in Volvo Cars’ possession upon the assignment to Polestar considering the automatic grant-back license set forth in Section 4.3 above.

8.8

After Jobl+90, any changes to the Volvo Technology or the Polestar Technology in relation to such Polestar Vehicle shall be subject to the Parties entering into a separate change management agreement. Thus, this Agreement shall not apply in relation to any such changes. Further, Volvo Cars shall have no responsibility for the Volvo Technology or the Polestar Technology after Jobl+90.

9.	DELAYS, DEFECTS ETC.

9.1	Delay

9.1.1

Volvo Cars shall be deemed to be in delay where any of the Gates are met after the agreed delivery date for such Gate, unless the Parties have agreed for an extension of the time for meeting such Gate upon which the new agreed delivery date shall be relevant for determining whether Volvo Cars is in delay.

Framework Assignment and License Agreement	14 (25)

9.1.2

If Volvo Cars is in delay, or at any time believes that a Gate will not, or is unlikely to, be met in time, Volvo Cars shall inform Polestar of the reasons for and consequences of not meeting the Gate at the agreed date and shall take all steps reasonably necessary, including providing additional resources, to ensure that the requirements for the relevant Gate is met as soon as possible. For avoidance of doubt, Volvo Cars shall be entitled to compensation in accordance with this Agreement for work performed to meet a Gate in relation to a risk of, or an actual, delay unless otherwise stated in this Section 9.1 or Section 9.2.2.

9.1.3

If Volvo Cars is in delay and such delay has a negative impact on the project relating to the relevant Polestar Vehicle, the Parties shall upon Polestar’s request, agree on a reduction of the Fee relating to the additional work that (i) has to be carried out in order to meet the requirements for the Gate in question and (ii) is performed after the agreed delivery date for such Gate.

9.1.4	Without prejudice to any other remedies available, the Parties acknowledge that Volvo Cars’ delay may be subject to Section 15.5(a) or Section 15.6.

9.2	Defects in delivery or the performance of development work

9.2.1

In the event the Volvo Technology or the Polestar Technology, or any part thereof, after having met a Gate, deviate from the requirements set forth in the relevant executed Car Model Assignment and License Agreement or otherwise are faulty or defective, Volvo Cars shall, if such fault or defect is discovered and/or notified to Volvo Cars before Job1+90, remedy such incompliance, fault or defect as soon as possible at its own cost.

9.2.2

Polestar shall not be responsible for costs that relate to poorly executed work or work having been performed by personnel not qualified for such work, in breach of Section 2.2.1.3, as long as such costs would not have occurred had the work been properly executed or performed by qualified personnel.

9.3	Effects of Polestar’s actions

9.3.1

Notwithstanding what is set out above in this Section 9, Polestar shall be responsible for costs relating to delays which are due to Polestar’s non-fulfillment of any of its obligations under this Agreement and/or each executed Car Model Assignment and License Agreement or Polestar’s requests for changes to the Volvo Technology or the Polestar Technology. Further, any such delays which are due to Polestar shall give a corresponding extension of time to Volvo Cars for meeting any affected Gate.

9.3.2

Notwithstanding what is set out above in this Section 9, Polestar shall be responsible for costs relating to faults and defects which are due to Polestar’s non-fulfillment of any of its obligations under this Agreement and/or each executed Car Model Assignment and License Agreement.

10.	WARRANTIES

10.1	General warranties

Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

Framework Assignment and License Agreement	15 (25)

(c)

the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

11.	INDEMNIFICATION

11.1	General

11.1.1

The Parties acknowledge that all Volvo Technology and Polestar Technology, and any Volvo Cars’ Background IP, is licensed and/or assigned to Polestar on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 10.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law.

11.1.2

In addition, Volvo Cars does not make any warranties or representations as regards the functionality of any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology in relation to any Polestar Vehicle. Polestar hereby releases Volvo Cars from all liability (and accordingly, cannot claim damages, compensation, price reduction etc.) in respect of errors, defects and deficiencies in any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology of whatever kind, whether visible or latent, including but not limited to errors of fact or law, errors regarding right of disposition, physical defects and deficiencies and damages arising due to product liability after the Volvo Technology and/or the Polestar Technology have been delivered to Polestar, however excluding Volvo Cars’ limited undertakings in Section 9.2.1.

11.1.3

The principles set out in this Section 11 is reflected in the Fee and the fact that Volvo Cars is not a supplier or consultant of systems or technical solutions, such as the Volvo Technology and the Polestar Technology, but merely a car manufacturer which normally only develops technical solutions for its own business purposes.

11.1.4

The principles set forth in this Section 11 are exclusive. Without limiting the generality of the foregoing in this Section 11, the Parties agree that no other remedy whatsoever under any statute, law or legal principle shall be available to Polestar in relation to the licenses and/or work to be granted and/or performed by Volvo Cars hereunder.

11.1.5	What is set forth in Sections 11.1.1-11.1.4 shall apply mutatis mutandis in relation the effectuated grant-back licenses set forth in Sections 4.3 and 4.4 above.

11.2	Polestar’s indemnification

11.2.1

Polestar shall indemnify and hold Volvo Cars harmless from and against any and all damages, costs, losses and expenses, direct or indirect, arising out of or in connection with Polestar’s use of any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology, including but not limited to any Third Party claims on Intellectual Property Rights infringement.

Framework Assignment and License Agreement	16 (25)

11.2.2

Volvo Cars shall after receipt of notice of a claim related to Polestar’s use of any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology from Volvo Cars notify Polestar of such claim in writing and Polestar shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Polestar shall at all times keep Volvo Cars informed of the status and progress of the claim and consult with Volvo Cars on appropriate actions to take. If Polestar fails to or chooses not to take actions to defend Volvo Cars within a reasonable time, or at any time ceases to make such efforts, Volvo Cars shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Polestar’s cost. Any settlement proposed by Polestar on its own account must take account of potential implications for Volvo Cars and shall therefore be agreed in writing with Volvo Cars before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

11.3	Volvo’s indemnification

11.3.1

Volvo Cars shall indemnify and hold Polestar harmless from and against any and all damages, costs, losses and expenses, direct or indirect, arising out of or in connection with Volvo Cars’ use of any Polestar Technology licensed back to Volvo Cars hereunder, including but not limited to any Third Party claims on Intellectual Property Rights infringement.

11.3.2

Polestar shall after receipt of notice of a claim related to Volvo Cars’ use of any Polestar Technology licensed back to Volvo Cars hereunder from Polestar notify Volvo Cars of such claim in writing and Volvo Cars shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Volvo Cars shall at all times keep Polestar informed of the status and progress of the claim and consult with Polestar on appropriate actions to take. If Volvo Cars fails to or chooses not to take actions to defend Polestar within a reasonable time, or at any time ceases to make such efforts, Polestar shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Volvo Cars’ cost. Any settlement proposed by Volvo Cars on its own account must take account of potential implications for Polestar and shall therefore be agreed in writing with Polestar before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

12.	LIMITATION OF LIABILITY

12.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement.

12.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with a specific Car Model Assignment and License Agreement shall be limited to ten (10) percent of the Fee payable by Polestar to Volvo Cars under such Car Model Assignment and License Agreement.

12.3	The limitations of liability set out in this Section 12 shall not apply in respect of damage;

(a)	caused by wilful misconduct or gross negligence, or

(b)	caused by a Party’s breach of the confidentiality undertakings in Section 14 below,

Framework Assignment and License Agreement	17 (25)

13.	GOVERNANCE AND CHANGES

13.1	Governance

13.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement, including its Schedules, and each executed Car Model Assignment and License Agreement, as well as issues and/or disputes arising under this Agreement and each executed Car Model Assignment and License Agreement.

13.1.2

The governance and co-operation between the Parties in respect of this Agreement and each executed Car Model Assignment and License Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

13.1.3	If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision.

13.2	Changes

13.2.1

Up until Job1+90, Polestar can request changes to the specification set forth in each such Car Model Assignment and License Agreement, as well as to the Volvo Technology and/or the Polestar Technology, which shall be handled in accordance with the governance procedure set forth in Section 13.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

13.2.2

For the avoidance of doubt the Parties acknowledge that Volvo Cars up until Jobl+90 will be entitled to suggest changes to the Volvo Technology, as long as the specification in Appendix 1 is met. The Parties undertake to act in good faith and to agree on the consequences of any such changes for Polestar etc. If the Parties cannot agree on such suggested change of Volvo Technology, Volvo Cars shall still be entitled to carry out said change, but the result thereof will not be considered Volvo Technology.

13.2.3

The costs relating to changes to the development work requested by Polestar shall, in relation to Volvo Technology, be allocated based on the category of the relevant development (i.e. whether the results shall be considered Volvo Technology or PS Unique Volvo Technology) in accordance with what is set forth in Section 3.2.3 (if applicable) and Appendix 3. Further, the costs relating to changes to the development work requested by Polestar shall, in relation to Polestar Technology, be allocated based on the category of the relevant development (i.e. whether the results shall be considered Common Polestar Technology or such Polestar Technology not being Common Polestar Technology) in accordance with what is set out in Section 4.4.1 (if applicable) and Appendix 3.

13.2.4

For the avoidance of doubt, the Parties acknowledge that Polestar shall be responsible for all costs relating to changes requested by Polestar in relation to such Polestar Technology to which Volvo Cars has not been granted a license pursuant to Section 4.3 or 4.4.

13.2.5

The Parties acknowledge that Volvo Cars will not perform in accordance with a change request submitted by Polestar until agreed in writing between the Parties. Until there is an agreement about the requested change, all work shall thus continue in accordance with the existing specification set forth in each such Car Model Assignment and License Agreement.

13.2.6

For the avoidance of doubt, any changes under this Agreement made in relation to the Polestar Technology after the effective date of the relevant Car Model Assignment and License Agreement, shall automatically upon creation also be assigned to Polestar in accordance with what is set forth in Section 4 above. Correspondingly, any changes under this Agreement made to the Volvo Technology after the effective date of the relevant Car Model Assignment and License

Framework Assignment and License Agreement	18 (25)

Agreement, shall automatically upon creation also be included in the license granted to Polestar in Section 3 above. Any changes under this Agreement made in relation to the Volvo Technology or Polestar Technology, respectively, as set forth in this Section 13.2, shall thus upon execution be included in the definition of Volvo Technology or Polestar Technology, as applicable.

14.	CONFIDENTIAL INFORMATION

14.1

All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 14.1 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and make use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

14.2

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 14.

14.3

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

14.4

If any Party violates any of its obligations described in this Section 14, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 18.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

Framework Assignment and License Agreement	19 (25)

14.5

For the avoidance of doubt, this Section 14 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in any Volvo Technology to any Third Party, notwithstanding what it set forth above in this Section 14. Any such disclosure to any Third Party is permitted only if approved in writing by Volvo Cars.

14.6	This Section 14 shall survive the expiration or termination of this Agreement without limitation in time.

15.	TERM AND TERMINATION

15.1

This Agreement shall become effective as set forth in the preamble to this Agreement and shall, unless terminated in accordance with Section 15.2 below, remain in force until six (6) months after all Car Model Assignment and License Agreements entered into between the Parties have expired or been terminated.

15.2	Either Party shall be entitled to terminate this Agreement with immediate effect in the event;

(a)

the other Party commits a material breach of the terms of this Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied);

(b)

the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors; or

(c)

the other Party commits a material breach of the terms of an executed Car Model Assignment and License Agreement being of such nature that it also has to be considered a material breach of this Agreeement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied).

15.3	For avoidance of doubt, either Party not paying the Fee, without legitimate reasons for withholding payment, shall be considered a material breach for the purpose of this Agreement.

15.4

Each executed Car Model Assignment and License Agreement shall become effective as set forth therein and shall, unless terminated in accordance with Sections 15.5-15.6 below or as set out in each such Car Model Assignment and License Agreement, or partly cancelled in accordance with Sections 15.7-15.8 below, remain in force during the validity of the license period of the license granted to Polestar under such Car Model Assignment and License Agreement or as set out in each such Car Model Assignment and License Agreement.

15.5	Either Party shall be entitled to terminate each executed Car Model Assignment and License Agreement with immediate effect in the event;

(a)

the other Party commits a material breach of the terms of such Car Model Assignment and License Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied); or

Framework Assignment and License Agreement	20 (25)

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

15.6

Polestar is entitled to terminate each executed Car Model Assignment and License Agreement with immediate effect in case Volvo Cars in relation to such Car Model Assignment and License Agreement acts in breach of what is set forth in Sections 9.1 and/or 9.2 and has not within sixty (60) days from written notice from Polestar to remedy such breach (if capable of being remedied), taken necessary measures and/or remedy such incompliance, delay, fault or defect and after such issue has been escalated in accordance with the escalation principles set out in Section 18.1.

15.7

Polestar shall in addition be entitled to cancel any delivery of Volvo Technology and/or Polestar Technology by Volvo Cars under each executed Car Model Assignment and License Agreement for convenience upon thirty (30) days written notice to Volvo Cars. In such event, Volvo Cars shall, upon request from Polestar, promptly make available in the Data Room (if applicable) any and all parts of the Volvo Technology and/or the Polestar Technology which have been finalised for delivery on the effective date of the cancellation.

15.8

In the event Polestar cancels any delivery in accordance with Section 15.7 above, the Fee shall, instead of what is set out in each executed Car Model Assignment and License Agreement, correspond to the part of the Fee that relate to (i) Volvo Technology and Polestar Technology existing at the execution of this Car Model Assignment and License Agreement, (ii) Volvo Cars’ costs for the work performed under each such executed Car Model Assignment and License Agreement up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Fee for the Volvo Technology and the Polestar Technology and (iii) any other proven costs Volvo Cars has incurred.

15.9

For avoidance of doubt, termination of this Agreement terminates all Car Model Assignment and License Agreements, whereas termination of one Car Model Assignment and License Agreement does not automatically affect the validity of this Agreement nor any other Car Model Assignment and License Agreements.

16.	MISCELLANEOUS

16.1	Force majeure

16.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors.

16.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under this Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

Framework Assignment and License Agreement	21 (25)

16.2	Notices

16.2.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any Party by email, such Party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

16.2.2 All such notices, demands, requests and other communications shall be sent to following addresses:

To Volvo Cars:	Volvo Car Corporation General Counsel 50090 Group Legal and Corporate Governance SE-405 31 Gothenburg, SWEDEN Telephone: +46 31 590000 Email: legal@volvocars.com

To Polestar:	Polestar New Energy Vehicle Co. Ltd. Legal Department 1280 Tiangong Avenue, Xinxing Neighborhood, Tianfu New District, CN 610000, CHENGDU, China Email: legal@polestar.com

16.3	Assignment

16.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent.

16.3.2	Notwithstanding the above, each Party may assign this Agreement to an Affiliate without the prior written consent of the other Party.

Framework Assignment and License Agreement	22 (25)

16.4	Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing Party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

16.5	Severability

In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

16.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement.

16.7	Amendments

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

16.8	Survival

16.8.1

If this Agreement and/or a Car Model Assignment and License Agreement is terminated or expires pursuant to Section 15 above, Section 3 (License Grant), Section 4.3 (Grant-back license to Common Polestar Technology), Section 4.4 (Grant-back license to Polestar Technology not being Common Polestar Technology), Section 14 (Confidential Information), Section 17 (Governing Law), Section 18 (Dispute Resolution) as well as this Section 16.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration (for avoidance of doubt also in relation to such Car Model Assignment and License Agreement).

16.8.2

Notwithstanding Section 16.8.1 above, if this Agreement and/or a Car Model Assignment and License Agreement is terminated due to Polestar not paying the Fee in relation to an executed Car Model Assignment and License Agreement, without legitimate reasons for withholding payment, pursuant to Section 15 above, Section 3 (License Grant) shall not, in relation to such Car Model Assignment and License Agreement the Fee relates to, survive termination or remain in force as between the Parties after such termination.

16.8.3

Notwithstanding Section 16.8.1 above, if this Agreement and/or a Car Model Assignment and License Agreement is terminated due to Volvo Cars not reducing or repaying the Fee, or part thereof, in relation to an executed Car Model Assignment and License Agreement, without legitimate reasons for doing so, pursuant to Section 15 above, Section 4.3 (Grant- back license to Common Polestar Technology) and Section 4.4 (Grant-back license to Polestar Technology not being Common Polestar Technology) shall not, in relation to such Car Model Assignment and License Agreement the Fee relates to, survive termination or remain in force as between the Parties after such termination.

Framework Assignment and License Agreement	23 (25)

17.	GOVERNING LAW

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

18.	DISPUTE RESOLUTION

18.1	Escalation principles

18.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten (10) days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

18.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

18.1.3

If the Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice served pursuant to Section 18.1.1 above, such deadlock will be referred to the General Counsels of each Party, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the General Counsels of each Party immediately and Section 18.1.2 above shall not apply.

18.1.4

If the General Counsels cannot settle the deadlock within thirty (30) days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. Should the matter not have been resolved by the Strategic Board within thirty (30) days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section Section 18.2 below.

18.1.5

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 14 above.

18.1.6

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 18.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

Framework Assignment and License Agreement	24 (25)

18.2	Arbitration

18.2.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators.

18.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

18.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

18.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

Framework Assignment and License Agreement	25 (25)

This Agreement has been signed in two (2) originals, of which the parties have received one (1) each. The Parties acknowledge that this Agreement shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO CAR CORPORATION

Place: Gothenburg

/s/ Hans Oscarsson	/s/ Hanna Fager
Signature	Signature

Hans Oscarsson	Hanna Fager
Clarification of signature and title	Clarification of signature and title

POLESTAR NEW ENERGY VEHICLE CO. LTD.

Place:

Signature	Signature

Clarification of signature and title	Clarification of signature and title

SCHEDULE 1

Car Model Assignment and License Agreement

[Schedule 1—Template Car Model Assignment and License Agreement]

CAR MODEL ASSIGNMENT AND LICENSE AGREEMENT

Volvo Car Corporation

and

Polestar New Energy Vehicle Co. Ltd.

Assignment of and license to technology related to [INSERT POLESTAR VEHICLE]

Car Model Assignment and License Agreement

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	AGREEMENT	1
3.	VOLVO TECHNOLOGY AND POLESTAR TECHNOLOGY	2
4.	LICENSE GRANT	2
5.	ASSIGNMENT	2
6.	FEE AND PAYMENT TERMS	3
7.	DEVIATIONS FROM THE FRAMEWORK ASSIGNMENT AND LICENSE AGREEMENT	3
8.	TERM AND TERMINATION	3

APPENDICES

Appendix 1—[insert Polestar Vehicle] specification

Appendix 1.1—Volvo Technology and Polestar Technology

Appendix 2—Framework Assignment and License Agreement

Appendix 3—Fee

Car Model Assignment and License Agreement 1(8)

This CAR MODEL ASSIGNMENT AND LICENSE AGREEMENT (this “Car Model Assignment and License Agreement”) is entered into on                     and made between:

(1)	Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”); and

(2)	Polestar New Energy Vehicle Co. Ltd., Reg. no. 91510100MA6BX1H33P, a limited liability company incorporated under the laws of People’s Republic of China (“Polestar”).

Each of Volvo and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.

The Parties have entered into the Framework Assignment and License Agreement attached hereto as Appendix 2 (the “Framework Assignment and License Agreement”) setting out the general terms and conditions in relation to assignment of certain technology from Volvo Cars to Polestar and in relation to licenses to certain technology to be granted by Volvo Cars to Polestar under separate car model assignment and license agreements.

B.	Polestar now wishes to obtain such assignments and licenses in relation to the Polestar Vehicle (as defined in Section 1.2 below).

C.	In light of the foregoing, the Parties have agreed to execute this Car Model Assignment and License Agreement.

1.	DEFINITIONS

1.1

To the extent not defined herein, all capitalised terms shall have the meaning ascribed to them in the Framework Assignment and License Agreement. Capitalised terms in singular shall have the same meaning in plural and vice versa.

1.2	In addition, for the purposes of this Car Model Assignment and License Agreement, the following terms shall have the meanings assigned to them below.

“Polestar Vehicle” means [INSERT POLSTAR VEHICLE],

“Polestar Technology” shall have the meaning ascribed to it in the Framework Assignment and License Agreement.

2.	AGREEMENT

2.1

This Car Model Assignment and License Agreement sets out the specific terms in relation to the Polestar Vehicle. The general terms and conditions in relation to the obligations of the Parties hereunder are set out in the Framework Assignment and License Agreement.

2.2	This Car Model Assignment and License Agreement and its appendices form an integral part of the Framework Assignment and License Agreement.

Car Model Assignment and License Agreement 2(8)

2.3

In the event there are any contradictions or inconsistencies between the terms of this Car Model Assignment and License Agreement and the appendices hereto, the Parties agree that they shall prevail over each other in the following order if not specifically stated otherwise in such document or the context or circumstances clearly suggest otherwise:

(a)	this main document of this Car Model Assignment and License Agreement;

(b)	Appendix 1—[insert Polestar Vehicle] specification;

(c)	Appendix 3—Fee; and

(d)	Appendix 2—Framework Assignment and License Agreement.

3.	VOLVO TECHNOLOGY AND POLESTAR TECHNOLOGY

3.1

Volvo Cars agrees to, in accordance with the terms and conditions of the Framework Assignment and License Agreement, to Polestar deliver and grant licenses to the Volvo Technology, and deliver and assign the Polestar Technology, in relation to the Polestar Vehicle. The delivery of such Volvo Technology and Polestar Technology shall comply with the provisions set out in this Car Model Assignment and License Agreement and in the Framework Assignment and License Agreement.

3.2

A specification setting forth, on an overall level, the deliverables to be performed by Volvo Cars in relation to the Polestar Vehicle is set out in Appendix 1. The details of said specification are available in the Volvo KDP Engineering Database 18w37 and in the Volvo Lotus Notes Database 18wF37. A final specification of the deliverables shall, subject to good faith discussions between the Parties, be made at Job1+90 as a part of the Final Status Report (FSR). All of the aforementioned specifications shall be considered an integral part of Appendix 1 and consequently also this Car Model Assignment and License Agreement.

3.3

As regards Appendix 1.1, such Volvo Technology and Polestar Technology set forth therein is specified at the time of entering into this Car Model Assignment and License Agreement, but a final allocation between the Volvo Technology and the Polestar Technology shall, subject to good faith discussions between the Parties, be made at Job1+90 as a part of the Final Status Report (FSR) (as described in the VPDS).

4.	LICENSE GRANT

Volvo Cars hereby grants to Polestar a license to the Volvo Technology in relation to the Polestar Vehicle in accordance with what is set out in the Framework Assignment and License Agreement, and in particular Section 3 of the Framework Assignment and License Agreement.

5.	ASSIGNMENT

5.1	Assignment

Volvo Cars hereby assigns to Polestar all of its right, title and interest in and to the Polestar Technology in relation to the Polestar Vehicle in accordance with what is set out in the Framework Assignment and License Agreement, and in particular Sections 4.1-4.2 of the Framework Assignment and License Agreement.

Car Model Assignment and License Agreement 3(8)

5.2	Grant-back license to Common Polestar Technology

Polestar hereby grants to Volvo Cars a license to the Common Polestar Technology in accordance with what is set out in the Framework Assignment and License Agreement, and in particular Section 4.3 of the Framework Assignment and License Agreement.

5.3	Grant-back license to Polestar Technology not being Common Polestar Technology

In the event Volvo Cars, in its sole discretion, determines that the Polestar Technology (however excluding any Common Polestar Technology, which shall instead be licensed in accordance with what is set out in Section 5.2 above) in relation to the Polestar Vehicle, or parts thereof, shall be licensed back to Volvo Cars, Polestar automatically, upon Volvo Cars giving Polestar notice that it has determined that such a grant-back license shall be given, grants to Volvo Cars a license to such Polestar Technology in accordance with what is set out in Section 4.4 of the Framework Assignment and License Agreement.

6.	FEE AND PAYMENT TERMS

6.1 In consideration of the assignment and the licenses granted hereunder and the Parties’ performance of their respective obligations under the Framework Assignment and License Agreement and this Car Model Assignment and License Agreement, each Party agrees to pay to the other Party the Fee as described in Appendix 3.

6.2 The Fee shall be determined between the Parties as described in Appendix 3.

6.3 To the extent the Fee shall be determined based on actual development costs, such shall be calculated on a time and material basis applying arm’s length hourly rates using the cost plus method, i.e. full cost incurred plus an arm’s length mark-up. The hourly rates should be reviewed, updated and agreed between the Parties on an annual basis. Moreover, such actual development costs shall at all times be subject to the principles set out in the Framework Assignment and License Agreement.

6.4 Volvo Cars shall continuously keep Polestar informed of such generated and expected development costs.

6.5 All amounts and payments referred to in this Car Model Assignment and License Agreement shall be paid in SEK. Additional payment terms are set out in the Framework Assignment and License Agreement and in Appendix 3.

7.	DEVIATIONS FROM THE FRAMEWORK ASSIGNMENT AND LICENSE AGREEMENT

[Intentionally left blank]

8.	TERM AND TERMINATION

This Car Model Assignment and License Agreement shall become effective as set forth in the preamble to this Agreement and shall remain in force and be able to be terminated in accordance with what is set out in the Framework Assignment and License Agreement.

[Signature page follows]

Car Model Assignment and License Agreement 4(8)

This Agreement has been signed in two (2) originals, of which the parties have received (1) one each. The Parties acknowledge that this Agreement shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO CAR CORPORATION

Signature	Signature

Clarification of signature and title	Clarification of signature and title

POLESTAR NEW ENERGY VEHICLE CO. LTD.

Signature	Signature

Clarification of signature and title	Clarification of signature and title

Car Model Assignment and License Agreement 5(8)

APPENDIX 1—[INSERT POLESTAR VEHICLE] SPECIFICATION

Car Model Assignment and License Agreement 6(8)

APPENDIX 2—FRAMEWORK ASSIGNMENT AND LICENSE AGREEMENT

The Parties agree to in good faith and as soon as possible after the Framework Assignment and License Agreement has been signed by the Parties, replace this Appendix 2 with a photocopy of said signed Framework Assignment and License Agreement.

Car Model Assignment and License Agreement 7(8)

APPENDIX 3 – FEE